Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
Southern States Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be	Equity	Common Stock	Other	250,000	$28.14	$7,035,000	0.00011020	$775.26
Paid
Fees
Previously	—	—	—	—	—	—		—
Paid
Carry Forward Securities
Carry
Forward	—	—	—	—		—			—	—	—	—
Securities
	Total Offering Amounts					$7,035,000		$775.26
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$775.26
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of the registrant’s common stock as may become issuable as a result of any stock dividend, split, combination or similar transaction.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the registrant’s common stock on January 10, 2023, as reported by the Nasdaq Global Select Market.